Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Jeffrey B. Murphy, President and CEO or
Alfred L. LaTendresse, EVP and CFO
RTW, Inc.
(952) 893-0403
RTW, Inc. Reports Third Quarter Financial Results
Nineteenth Consecutive Profitable Quarter; Adds Two New Fortune 150 Customers; Increases Share
Repurchase Program by $1.0 Million

     MINNEAPOLIS, MN — October 26, 2006 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to manage insured and self-insured workers’ compensation, disability and absence programs, today reported net income of $1.0 million, or $0.17 per diluted share for the third quarter ended September 30, 2006 compared to net income of $1.5 million, or $0.27 per diluted share for the third quarter of 2005.
     Premiums earned in the third quarter totaled $10.8 million, down 14.3 percent from $12.7 million for the same period in 2005. Premiums in force at quarter end totaled $48.9 million compared to $52.9 million on December 31, 2005 and $55.9 million at September 30, 2005. Service revenue was flat at $1.4 million in the third quarter of 2006 compared to the third quarter of 2005.
     “We continue to see downward pressure in insurance pricing,” said Jeff Murphy, RTW’s President and CEO. “Competitors continue to price insurance policies below what we believe are profitable rates, chasing growth and cash flow. The decline in premiums earned and premiums in force was the result of our decision to forgo business that did not meet our underwriting profit expectations. We will continue to be conservative in writing insurance business until we see strengthening in insurance rates.
     “Our service revenue for the quarter also suffered from this soft insurance market as insurers aggressively targeted companies in the Minnesota Assigned Risk Plan (“ARP”), writing this business at rates lower than the ARP. The decreased premiums in the ARP resulted in a 31% decrease in our revenue from that customer compared to the same period in 2005. Excluding the ARP revenue, service revenues grew 89% over the same period in 2005. Our commitment to grow service revenue remains strong and I am excited about the future. We recently added a number of Absentia service customers, including two Fortune 150 companies. These relationships will begin to contribute to revenue in the fourth quarter of 2006.

     “Our operating teams continue to manage open claims effectively. We are positioning the company for the future, building infrastructure with a view to grow both service and insurance business. We are committed to increasing shareholder value over the long term by doing the right things today with our business.”
Nine Month Results and Option Expense Impact
     Net income for the nine months ended September 30, 2006 totaled $3.4 million or $0.62 per diluted share versus $3.9 million or $0.69 per share for the comparable period in 2005. The 2006 third quarter and nine month earnings include after-tax charges totaling $68,000 and $288,000, or $0.01 and $0.05 per diluted share, respectively, attributable to FAS 123R, “Share-Based Payment,” an accounting pronouncement requiring the expensing of stock-based compensation. Premiums earned decreased 13.9 percent to $32.7 million for the nine months ended September 30, 2006 compared to $38.0 million for the same period in 2005.
Further Operating Results Detail
     Total revenue decreased to $13.6 million for the quarter ended September 30, 2006 compared to $15.2 million for the same period in 2005, and to $41.4 million for the nine months ended September 30, 2006, down from $44.9 million for the same period in 2005. For the quarter ended September 30, 2006, total revenue included investment income of $1.3 million compared to $1.2 million for the same period in 2005. For the nine months ended September 30, 2006, total revenue included investment income of $4.0 million compared to investment income of $3.4 million and realized investment gains of $580,000 for the same period in 2005.
     General and administrative expenses include $76,000 and $308,000 for the three and nine months ended September 30, 2006, respectively, related to stock-based compensation.
Increase in Share Repurchase Program
     RTW resumed its share repurchase program in April 2006. During the third quarter of 2006, RTW repurchased 50,000 shares of common stock under the repurchase program for a total purchase price of $522,000. Common shares repurchased under the $5.0 million repurchase program since 1998 total 540,000 at a total purchase price of $4.3 million. On October 25, 2006, the Board of Directors authorized a $1.0 million increase in the program to $6.0 million. The company believes the current share price does not accurately reflect the true value of the company and will continue purchasing shares under the program.
Fourth Quarter 2006 Outlook and Guidance
•	The company expects to continue to sacrifice historical niche, top-line insurance revenue in the fourth quarter to maintain acceptable levels of profitability in its insurance operations. This decrease will be partially offset by writing small accounts and new niche business under two new programs announced earlier this year. Premiums earned in the third quarter of 2006 were 14.3 percent under the third quarter of 2005. We expect to see a similar trend in the fourth quarter of 2006.

•	The company expects that ARP premiums will continue to decrease slightly for the remainder of the year resulting in downward pressure on service revenue; however, we expect revenue from non-ARP customers to grow 60% to 70% over the fourth quarter of 2005, more than off-setting the decrease from the ARP. The company expects a low to mid single digit increase in overall service revenue in the fourth quarter of 2006 compared to the fourth quarter of 2005.
Conference Call Information
     RTW will host a conference call on Thursday, October 26, 2006, at 10:00 a.m. CDT. To access the conference call, participants should dial 1-800-240-6709. A replay of the conference call will be available from October 26, 2006 through October 28, 2006 by calling 1-800-405-2236 or 1-303-590-3000 and entering the Passcode 11065078#. Forward looking and material information may be discussed during the conference call.
     The live audio broadcast of RTW’s quarterly conference call will be available online through a link at the company’s website at http://www.rtwi.com/investors/investors_main.htm. The online replay will be available for approximately ninety days.
About RTW, Inc.
     RTW, Inc., based in Minneapolis, Minnesota, provides disability and absence management services, primarily directed at workers’ compensation to: (i) employers insured through our wholly-owned insurance subsidiaries, American Compensation Insurance Company and Bloomington Compensation Insurance Company; (ii) self-insured employers on a fee-for-service basis; (iii) state assigned risk plans on a percent of premium basis; (iv) other insurance companies; and (v) agents and employers on a consulting basis, charging hourly fees. The company developed two proprietary systems to manage disability and absence: (i) ID15, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and (ii) The RTW Solution, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible. The company supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC writes workers’ compensation insurance for employers primarily in Minnesota, Colorado and Michigan, but is growing in new markets including Florida, Texas, Kansas, Connecticut and Iowa. BCIC offers workers’ compensation insurance to selected employers in Minnesota. In addition, through its AbsentiaSM division, RTW has expanded and provides non-insurance products and service offerings nationally. The company’s services are effective across many industries. RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.

Safe Harbor Statement
     Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by us to analysts and shareholders in the course of presentations about RTW, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The following important factors, among others, have affected and in the future could affect our actual results and could cause our actual financial performance to differ materially from that expressed in any forward-looking statement: (i) ACIC’s and BCIC’s ability to retain renewing policies and write new business with a B++ (Very Good, Secure) rating from A.M. Best; (ii) our ability to continue to extend our workers’ compensation and absence management services to self-insured employers and other alternative markets and to operate profitably in providing these services; (iii) our ability to expand our insurance solutions to new markets and write small accounts and select association business through ACIC; (iv) our ability to maintain profitability and attract sufficient insurance opportunity in our traditional niche business during a soft insurance market cycle as other insurance carriers decrease prices; (v) our ability to maintain or increase rates on insured products in the markets in which we remain or alternatively non-renew or turn away improperly priced business; (vi) the ability of our reinsurers to honor their obligations to us; (vii) our ability to accurately predict claim development; (viii) our ability to provide ID15, The RTW Solution and other proprietary products and services to customers successfully; (ix) our ability to manage both our existing claims and new claims in an efficient and effective manner; (x) our experience with claims frequency and severity; (xi) medical inflation; (xii) competition and the regulatory environment in which we operate; (xiii) general economic and business conditions; (xiv) our ability to obtain and retain reinsurance at a reasonable cost; (xv) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xvi) interest rate changes; and (xvii) other factors as noted in our filings with the Securities and Exchange Commission. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.
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RTW, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in 000’s, except share and per share data)

	For the three months ended Sept. 30,		For the nine months ended Sept. 30,
	2006	2005	2006	2005
REVENUES:

Gross premiums earned	$12,949	$15,261	$39,130	$45,993
Premiums ceded to excess of loss treaties	(2,112)	(2,609)	(6,414)	(7,971)

Premiums earned	10,837	12,652	32,716	38,022
Investment income	1,336	1,207	3,965	3,369
Net realized investment gains	—	—	—	580
Service revenue	1,391	1,366	4,711	2,901

Total revenues	13,564	15,225	41,392	44,872

EXPENSES:

Claim and claim settlement expenses	8,029	8,563	22,511	25,981
Policy acquisition costs	1,291	1,288	3,851	4,255
General and administrative expenses	2,825	3,093	9,812	8,785

Total expenses	12,145	12,944	36,174	39,021

Income before income taxes	1,419	2,281	5,218	5,851

Income tax expense	468	760	1,779	1,960

Net income	$951	$1,521	$3,439	$3,891

Net income per share:
Basic	$0.18	$0.28	$0.64	$0.72

Diluted	$0.17	$0.27	$0.62	$0.69

Weighted average shares outstanding:
Basic	5,277,000	5,419,000	5,357,000	5,388,000

Diluted	5,459,000	5,673,000	5,544,000	5,652,000

RTW, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In 000’s)

	September 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
ASSETS
Available-for-sale investments, at market value	$113,348	$107,250
Cash and cash equivalents	13,183	21,914
Premiums receivable	2,595	3,382
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	80,237	83,318
On paid claim and claim settlement expenses	667	751
Other assets	14,093	11,856

Total assets	$224,123	$228,471

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unpaid claim and claim settlement expenses	$155,955	$160,141
Unearned premiums	9,081	8,341
Accrued expenses and other liabilities	6,975	9,411

Total liabilities	172,011	177,893
Shareholders’ equity	52,112	50,578

Total liabilities and shareholders’ equity	$224,123	$228,471